Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-159015, 333-160750, and 333-161736) of Orexigen Therapeutics, Inc.,

(2) Registration Statement (Form S-8 No. 333-142405) pertaining to the Orexigen Therapeutics, Inc. 2007 Equity Incentive Plan and 2004 Stock Plan;

of our report dated March 11, 2010, with respect to the financial statements of Orexigen Therapeutics, Inc. and with respect to the effectiveness of internal control over financial reporting of Orexigen Therapeutics, Inc., included in this Annual Report (Form 10-K) of Orexigen Therapeutics, Inc. for the year ended December 31, 2009.

/S/    Ernst & Young LLP

San Diego, California

March 11, 2010